Exhibit 99.1

B&G Foods Announces Third Quarter 2006 Financial Results

Parsippany, N.J.—November 1, 2006—B&G Foods, Inc. (AMEX: BGF), a manufacturer and distributor of high-quality, shelf-stable foods, today announced financial results for the thirteen and thirty-nine weeks ended September 30, 2006.

Financial Results for the Thirteen Weeks Ended September 30, 2006

Net sales for the thirteen weeks ended September 30, 2006 increased 10.3% to $101.8 million from $92.3 million for the thirteen weeks ended October 1, 2005.  The Ortega food service dispensing pouch and dipping cup acquisition and the Grandma’s molasses acquisition combined, accounted for $5.7 million of the net sales increase, and a temporary co-packing arrangement expected to remain in place for approximately three additional months accounted for $1.1 million of the net sales increase.  Gross profit for the thirteen weeks ended September 30, 2006 increased 6.6% to $29.3 million from $27.5 million in the comparable period last year.  Pro forma gross profit, which excludes the 2005 restructuring charge described below, increased 5.4% to $29.3 million for the thirteen weeks ended September 30, 2006, from $27.8 million in the comparable period last year.  Operating income increased 7.4% to $16.6 million for the thirteen week period ended September 30, 2006, from $15.5 million in the comparable period last year.  Operating income for the thirteen week period ended October 1, 2005 was negatively impacted by $0.3 million as a result of the 2005 restructuring charge.  Operating income for the thirteen-week period ended September 30, 2006 was positively impacted by $0.5 million as a result of the gain on sale of the Company’s New Iberia, Louisiana manufacturing facility.

Net income available to common stockholders was $3.4 million for the thirteen week period ended September 30, 2006 compared to $3.1 million for the thirteen-week period ended October 1, 2005.  For the thirteen-week period ended September 30, 2006, earnings per share of Class A common stock increased to $0.18 from $0.17 for the thirteen week period ended October 1, 2005 and loss per share of Class B common stock decreased to $0.03 from $0.04.

For the thirteen weeks ended September 30, 2006, EBITDA (see “About Non-GAAP Financial Measures” below) increased 7.8% to $18.6 million from $17.3 million for the thirteen week period ended October 1, 2005.  During the thirteen-week period ended October 1, 2005, B&G Foods recorded in cost of goods sold a restructuring charge of $0.3 million related to the closing of its New Iberia manufacturing facility.  Adjusted EBITDA for the thirteen weeks ended October 1, 2005, which excludes the restructuring charge, was $17.6 million.  There were no adjustments to EBITDA for the thirteen-week period ended September 30, 2006.

David L. Wenner, Chief Executive Officer of B&G Foods, stated, “The third quarter was very encouraging for our business, with healthy top and bottom line growth.  Our latest acquisitions performed well and our base business was steady.  While increasing costs remain a concern, we have managed to offset their effects to a large degree with pricing, cost reduction efforts and increased sales.”

Financial Results for the Thirty-nine Weeks Ended September 30, 2006

Net sales for the thirty-nine weeks ended September 30, 2006 increased 8.5% to $300.1 million from $276.5 million in the comparable period of fiscal 2005.  The Ortega food service dispensing pouch and dipping cup acquisition and the Grandma’s molasses acquisition combined, accounted for $14.2 million of the net sales increase, and a temporary co-packing arrangement accounted for $3.2 million of the net sales increase.  Gross profit for the thirty-nine weeks ended September 30, 2006 increased 9.8% to $85.6 million from $78.0 million in the comparable period last year.  Pro forma gross profit, which excludes the 2005 restructuring charge described below, increased 5.0% to $85.6 million for the thirty-nine weeks ended September 30, 2006, from $81.5 million in the comparable period last year.  Operating income increased 12.6% to $47.0 million during the first thirty-nine weeks of fiscal 2006, compared to $41.7 million in the comparable period in fiscal 2005.  Operating income for the thirty-nine week period ended October 1, 2005 was negatively impacted by $3.5 million as a result of the 2005 restructuring charge.  Operating income for the thirty-nine week period ended September 30, 2006 was positively impacted by $0.5 million as a result of the gain on the sale of the New Iberia manufacturing facility.

Net income available to common stockholders was $8.7 million for the thirty-nine week period ended September 30, 2006 compared to $6.4 million for the thirty-nine week period ended October 1, 2005.  For the thirty-nine week period ended September 30, 2006, earnings per share of Class A common stock increased to $0.49 from $0.41 for the thirty-nine week period ended October 1, 2005 and loss per share of Class B common stock decreased to $0.15 from $0.23.

During the thirty-nine week period ended September 30, 2006, EBITDA increased 12.8% to $52.9 from $46.9 million.  During the thirty-nine week period ended October 1, 2005, B&G Foods recorded in cost of goods sold a restructuring charge of $3.5 million related to the closing of its New Iberia manufacturing facility.  Adjusted EBITDA for the thirty-nine week period ended October 1, 2005, which excludes the restructuring charge, was $50.4 million.  There were no adjustments to EBITDA for the thirty-nine week period ended September 30, 2006.

Conference Call

B&G Foods will hold a webcast and conference call at 4:30 pm ET today, November 1, 2006.  The call will be webcast live over the Internet from the Investor Relations section of B&G Foods’ website at www.bgfoods.com under “Company Overview.”  Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast.  The call can also be accessed live over the phone by dialing (800) 289-0529 or for international callers by dialing (913) 981-5523.

A replay of the call will be available one hour after the call by dialing (888) 203-1112 or (719) 457-0820 for international callers; the password is 2416883. The replay will be available from November 1, 2006 through November 8, 2006.

About Non-GAAP Financial Measures

Certain disclosures in this press release include “non-GAAP (Generally Accepted Accounting Principles) financial measures.”  A non-GAAP financial measure is defined as a numerical measure of B&G Foods’ financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated statements of operations, changes in stockholders’ equity, and comprehensive income and cash flows.  B&G Foods presents EBITDA (net income before net interest expense, income taxes, depreciation and amortization) and adjusted EBITDA (EBITDA as adjusted for restructuring charges incurred in fiscal 2005) because B&G Foods believes they are useful indicators of its historical debt capacity and ability to service debt.  B&G Foods also presents this discussion of EBITDA and adjusted EBITDA because covenants in the indenture governing its senior notes, its credit facility and the indenture governing its senior subordinated notes contain ratios based on these measures.

A reconciliation of EBITDA and adjusted EBITDA with the most directly comparable GAAP measure is included below for the thirteen and thirty-nine weeks ended September 30, 2006 and October 1, 2005 along with the components of EBITDA and adjusted EBITDA.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods across the United States, Canada and Puerto Rico.  B&G Foods’ products include jams, jellies and fruit spreads, canned meats and beans, spices, seasonings, marinades, hot sauces, wine vinegar, maple syrup, molasses, salad dressings, Mexican-style sauces, taco shells and kits, salsas, pickles and peppers and other specialty food products.  B&G Foods competes in the retail grocery, food service, specialty store, private label, club and mass merchandiser channels of distribution.  Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Brer Rabbit, Emeril’s, Grandma’s Molasses, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Ortega, Polaner, Red Devil, Regina, San Del, Ac’cent Sa-Son, Trappey’s, Underwood, Vermont Maid and Wright’s.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission.

Contacts:

Investor Relations: ICR, Inc. Don Duffy 866-211-8151	Media Relations: ICR, Inc. John Flanagan 203-682-8222

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

(Unaudited)

	September 30, 2006	December 31, 2005
Assets

Current assets:
Cash and cash equivalents	$20,901	$25,429
Trade accounts receivable, net	29,627	31,869
Inventories	93,903	85,530
Prepaid expenses	3,298	3,249
Assets held for sale	—	750
Deferred income taxes	3,381	3,381
Income tax receivable	—	618
Total current assets	151,110	150,826

Property, plant and equipment, net of accumulated depreciation of $45,822 and $40,457	40,709	40,190
Goodwill	198,076	189,028
Trademarks	200,220	194,264
Customer relationship intangibles, net	14,558	—
Net deferred financing costs and other assets	18,168	19,867
Total assets	$622,841	$594,175

Liabilities and Stockholders’ Equity

Current liabilities:
Trade accounts payable	$23,748	$26,337
Accrued expenses	21,779	16,413
Dividends payable	4,240	4,240
Total current liabilities	49,767	46,990

Long-term debt	430,800	405,800
Other liabilities	190	245
Deferred income taxes	62,776	57,866
Total liabilities	543,533	510,901

Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Class A common stock, $0.01 par value per share. Authorized 100,000,000 shares; issued and outstanding 20,000,000 shares	200	200
Class B common stock, $0.01 par value per share. Authorized 25,000,000 shares; issued and outstanding 7,556,443 shares	76	76
Additional paid-in capital	123,392	136,112
Accumulated other comprehensive loss	(7)	(57)
Accumulated deficit	(44,353)	(53,057)
Total stockholders’ equity	79,308	83,274
Total liabilities and stockholders’ equity	$622,841	$594,175

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 30, 2006	October 1, 2005	September 30, 2006	October 1, 2005

Net sales	$101,854	$92,316	$300,099	$276,543
Cost of goods sold	72,501	64,472	214,477	194,997
Cost of goods sold—restructuring charge	—	300	—	3,544
Gross profit	29,353	27,544	85,622	78,002

Operating expenses:
Sales, marketing and distribution expenses	11,462	10,364	33,531	31,224
General and administrative expenses	1,593	1,697	5,056	5,024
Gain on sale of property, plant and equipment	(525)	—	(525)	—
Amortization expense—customer relationships	188	—	542	—
Operating income	16,635	15,483	47,018	41,754

Other expenses:
Interest expense, net	11,009	10,458	32,796	31,320
Income before income tax expense	5,626	5,025	14,222	10,434
Income tax expense	2,183	1,965	5,518	4,080
Net income	$3,443	$3,060	$8,704	$6,354

Earnings per share calculations:
Net income available to common stockholders per share of common stock:
Basic and diluted distributed earnings:
Class A common stock	$0.21	$0.21	$0.64	$0.64
Earnings (loss) per share:
Basic and diluted Class A common stock	$0.18	$0.17	$0.49	$0.41
Basic and diluted Class B common stock	$(0.03)	$(0.04)	$(0.15)	$(0.23)

Reconciliation of EBITDA and Adjusted EBITDA to Net Cash Provided by Operating Activities (dollars in thousands).

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 30, 2006	October 1, 2005	September 30, 2006	October 1, 2005
Net income	$3,443	$3,060	$8,704	$6,354
Income tax expense	2,183	1,965	5,518	4,080
Interest expense, net	11,009	10,458	32,796	31,320
Depreciation and amortization	1,959	1,769	5,863	5,129
EBITDA (1)	18,594	17,252	52,881	46,883
Adjustments to EBITDA – restructuring (1)(2)	—	300	—	3,544
Adjusted EBITDA (1)	18,594	17,552	52,881	50,427
Income tax expense	(2,183)	(1,965)	(5,518)	(4,080)
Interest expense, net	(11,009)	(10,458)	(32,796)	(31,320)
Deferred income taxes	2,116	2,363	4,910	4,647
Restructuring charge—cash portion	—	(162)	—	(593)
Amortization of deferred financing costs	710	698	2,122	2,094
Gain on sale of property, plant and equipment	(525)	—	(525)	—
Changes in assets and liabilities, net of effects of business combination	(3,571)	(1,758)	(2,898)	(9,649)
Net cash provided by operating activities	$4,132	$6,270	$18,176	$11,526

(1)   We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization.  We define adjusted EBITDA as EBITDA as adjusted for restructuring charges incurred in fiscal 2005.  We believe that the most directly comparable GAAP financial measure to EBITDA and adjusted EBITDA is net cash provided by operating activities.  We present EBITDA and adjusted EBITDA because we believe they are useful indicators of our historical debt capacity and ability to service debt.  We also present this discussion of EBITDA and adjusted EBITDA because covenants in our credit facility and the indentures governing the senior notes and the senior subordinated notes contain ratios based on these measures. EBITDA and adjusted EBITDA are not substitutes for operating income or net income, as determined in accordance with generally accepted accounting principles.  EBITDA and adjusted EBITDA are not complete net cash flow measures because EBITDA and adjusted EBITDA are measures of liquidity that do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions, if any, and pay its income taxes and dividends, if any, and in the case of adjusted EBITDA, the cost to restructure our operations.  Rather, EBITDA and adjusted EBITDA are two potential indicators of an entity’s ability to fund these cash requirements.  EBITDA and adjusted EBITDA also are not complete measures of an entity’s profitability because they do not include costs and expenses for depreciation and amortization, interest and related expenses and income taxes and in the case of adjusted EBITDA, the cost of restructuring charges.  EBITDA and adjusted EBITDA, as we define them, may differ from similarly named measures used by other entities.

(2)   On July 1, 2005, we closed our New Iberia, Louisiana, manufacturing facility as part of our ongoing efforts to improve our production capacity utilization, productivity, and operating efficiencies and lower our overall costs.  In fiscal 2005, we recorded a charge of $3.8 million, of which $0.3 million and $3.5 million was recorded during the thirteen and thirty-nine weeks ended October 1, 2005, respectively.  The charge associated with the plant closing included a cash charge for employee compensation and other costs of $0.8 million and a non-cash charge for the impairment of property, plant, equipment and inventory of $3.0 million.